Exhibit 4.2

FIRST AMENDMENT AND JOINDER TO CREDIT AND SECURITY AGREEMENT

This First Amendment and Joinder to Credit and Security Agreement (this “Amendment”), dated as of October 28, 2011, is by and among SIFCO INDUSTRIES, INC. (“SIFCO”), SIFCO CUSTOM MACHINING COMPANY (“CMC”), SIFCO TURBINE COMPONENTS SERVICES LLC (“TCS”), T & W FORGE, LLC (F/K/A TWF ACQUISITION LLC) (“TWF”, and together with SIFCO, CMC, and TCS, collectively, the “Existing Borrowers”), SIFCO APPLIED SURFACE CONCEPTS, LLC (“ASC”), and FORGE ACQUISITION, LLC (“Forge”, and together with ASC, collectively, the “New Borrowers”) (the Existing Borrowers and the New Borrowers, collectively, “Borrower”), FIFTH THIRD BANK, an Ohio banking corporation, as the Lender and the Issuer (“Lender”).

BACKGROUND

A. The Existing Borrowers and Lender entered into that certain Credit and Security Agreement dated as of December 10, 2010 (as may be amended, modified, extended, or restated from time to time, the “Agreement”), pursuant to which Lender extended certain financing arrangements to the existing Borrowers.

B. The parties hereto have agreed to modify the terms and conditions of the Agreement as more fully set forth herein.

C. The New Borrowers agree that they will each be a Borrower for all applicable purposes under the Agreement and shall have all of the obligations and benefits of a Borrower thereunder as if they had executed the Agreement.

D. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

NOW THEREFORE, in consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

1. Amendment to Section 1.2 (General Terms). Section 1.2 of the Agreement is hereby amended by (a) adding the following definitions of “Aggregate Commitment”, “First Amendment Effective Date”, “Subordination Agreement”, “Subordinated Indebtedness”, “Term Loan”, “Term Loan Commitment”, and “Term Loan Note” thereto in proper alphabetical order and (b) deleting the definitions of “Advance”, “Borrowers”, “Facility Termination Date”, “Loan”, “Loan Documents”, and “Note” in their entirety and replacing them with the following:

“Advances” shall mean and include the Revolving Loans, Letters of Credit, and the Term Loan.

“Aggregate Commitment” shall mean the sum of the Revolving Commitment and the Term Loan Commitment.

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, SIFCO Industries, Inc., SIFCO Custom Machining Company, SIFCO Turbine Components Services, LLC, T & W Forge, LLC (F/K/A TWF Acquisition, LLC), SIFCO Applied Surface Concepts, LLC, Forge Acquisition, LLC, and any other Person who may hereafter become a party hereto as a Borrower.

“Facility Termination Date” shall mean September 30, 2016.

“First Amendment Effective Date” shall mean October __, 2011.

“Loan” shall mean each Revolving Loan and Term Loan; and “Loans” shall collectively mean all of the Revolving Loans and the Term Loan.

“Loan Documents” shall mean this Agreement, the Notes, the Perfection Certificate, the Letters of Credit, the Subordination Agreement, mortgages, if any, any Rate Management Agreements, and any and all other agreements, instruments and documents, including guaranties, reimbursement agreements, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to the Issuer or the Lender in respect of the transactions contemplated by this Agreement.

“Note” shall mean each Revolving Note and the Term Note; and “Notes” shall collectively mean all of the Revolving Notes and Term Note.

“Subordination Agreement” shall mean that certain subordination agreement by and among GEL Industries, Inc. (DBA Quality Aluminum Forge), Forge, SIFCO, and the Lender dated as of the First Amendment Effective Date.

“Subordinated Indebtedness” shall mean the Indebtedness of Forge and SIFCO to GEL Industries, Inc. (DBA Quality Aluminum Forge) evidenced by that certain Subordinated Promissory Note dated as of the First Amendment Effective Date that is and remains subject to the Subordination Agreement, or is otherwise subordinated to the Obligations, in each case, in form and substance satisfactory to the Lender.

“Term Loan” shall mean the term loan extended by the Lender to the Borrowers pursuant to Section 2.13.

“Term Loan Commitment” shall mean the commitment of the Lender to make the Term Loan, which commitment shall be Ten Million and 00/100 Dollars ($10,000,000.00) on the First Amendment Effective Date. After advancing the Term Loan, each reference to the Lender’s Term Loan Commitment shall refer to the outstanding amount of the Term Loan.

“Term Loan Note” shall have the meaning set forth in Section 2.13.

2. Amendment to Section 2.12 (Use of Proceeds). Section 2.12 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

2.12 Use of Proceeds. The Borrowers shall apply the proceeds of Advances (a) to provide capital to fund SIFCO’s acquisition of the assets of GEL Industries, Inc. (DBA Quality Aluminum Forge), (b) to pay fees and expenses relating to the transaction contemplated by this Agreement, (c) for general corporate purposes, and (d) to provide for working capital needs.

3. Amendment to Article II (Advances, Payments). Article II of the Agreement is hereby amended by inserting the following new Section 2.13 in proper numerical order:

2.13 Term Loan.

(a) Amount of the Term Loan. The Lender agrees to make a term loan (the “Term Loan”) to the Borrowers on the First Amendment Effective Date, in an amount equal to the Lender’s Term Loan Commitment. The Term Loan shall be evidenced by a secured promissory note (the “Term Loan Note”) substantially in the form attached hereto as Exhibit C.

(b) Initial Funding by Lender. The Lender shall make the amount of the Term Loan available to the Borrowers on the First Amendment Effective Date by transferring immediately available funds to the Operating Account or as the Borrower Representative shall otherwise instruct in writing.

(c) Amortization; Payments. The Term Loan shall amortize in twenty (20) equal quarterly installments. Each of the first nineteen (19) installments of principal shall be in an amount equal to $500,000.00 and shall be payable on the first day of each fiscal quarter, commencing on December 1, 2011 and continuing on the first Business Day of each March, June, September, and December thereafter. The final payment shall be in the amount equal to the remaining principal balance of the Term Loan and shall be payable on the Facility Termination Date. Payments or prepayments of the Term Loan may not be reborrowed.

4. Amendment to Section 3.1 (Interest). Section 3.1(c) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(a) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Prime Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio set forth below, calculated in accordance with Section 6.3 (the “Applicable Prime Rate Margin”), and Libor Rate Loans shall bear interest for each day at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio set forth below, calculated in accordance with Section 6.3 (the “Applicable LIBOR Rate Margin”):

Level	Leverage Ratio	Applicable Libor Rate Margin for Revolving Loans	Applicable Prime Rate Margin for Revolving Loans	Applicable Libor Rate Margin for the Term Loan	Applicable Letter of Credit Fee Percentage	Applicable Unused Facility Fee Percentage
I	< 1.00 to 1.00	0.75%	0.00%	2.00%	0.75%	0.10%
II	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.00%	0.00%	2.00%	1.00%	0.15%
III	≥ 1.50 to 1.00 but < 2.00 to 1.00	1.25%	0.00%	2.00%	1.25%	0.20%
IV	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.50%	0.00%	2.00%	1.50%	0.25%
V	≥ 2.50 to 1.00	1.75%	0.00%	2.00%	1.75%	0.25%

The applicable margins and fees shall initially be set at Level III and thereafter shall be determined in accordance with the foregoing table based on the Borrowers’ most recent Financials commencing with the Financials dated September 30, 2011, and with the Financials also delivered for each fiscal quarter thereafter. Adjustments, if any, to the applicable margins and fees shall be effective five (5) Business Days after the Lender has received the applicable Financials. If the Borrowers fail to deliver the Financials to the Lender at the time required pursuant to this Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until five (5) Business Days after such Financials are so delivered; provided, however, that if such failure is the result of causes outside of Borrower’s control, then the rate shall remain at the rate applicable for the prior quarterly period until the Financials are delivered. For purposes hereof, “Financials” means the annual or quarterly financial statements of the Borrowers delivered pursuant to Sections 9.5 and 9.6 of this Agreement. If, as a result of any inaccuracy or other adjustment to the financial statements or Compliance Certificate, it is reasonably determined by the Lender that (a) the Leverage Ratio of the Borrowers, as calculated based on such financial statements and Compliance Certificate as of any applicable date, was inaccurate, and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher or lower pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Lender, or Lender shall automatically and retroactively be obligated to reimburse Borrower, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period the Lender shall not have any obligation to repay any interest or fees to the Borrowers.

5. Amendment to Section 7.8 (Indebtedness). Section 7.8 of the Agreement is hereby amended by inserting the following subsection (f) to such section in proper alphabetical order:

(f) Subordinated Indebtedness in a principal amount not to exceed $2,400,000.00.

6. Amendment to Section 7.14 (Amendment of Charter Documents). Section 7.14 of the Agreement is hereby amended by deleting such section in its entirety.

7.14 Amendment of Charter Documents. Amend, modify or waive any term or material provision of its Charter Documents; provided that (a) TWF Acquisition, LLC shall be permitted to change its name to T & W Forge, LLC on or after the Closing Date and (b) Forge Acquisition, LLC shall be permitted to change its name to Quality Aluminum Forge, LLC on or after the First Amendment Effective Date. The Borrower Representative shall provide the Lender with prompt written notice of any such name change that includes the name-change certificate filed with the Ohio Secretary of State.

7. Amendment to Section 8.3 (Post-Closing Conditions). Section 8.3 of the Agreement is hereby amended by deleting such section in its entirety.

8. Amendment to Section 13.1 (Term). Section 13.1 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Lender and the Issuer, shall become effective on the date hereof and shall continue in full force and effect until the Facility Termination Date, unless sooner terminated as herein provided. Without limiting Section11.1, (a) the Aggregate Commitment shall expire on the Facility Termination Date and (b) all unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date. The Borrowers may terminate this Agreement with at least thirty (30) Business Days’ prior written notice thereof to the Lender, upon (a) the payment in full of all outstanding loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit as required by Section 2.9(d), (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (d) the payment in full of any amount due under Section 2.11. Notwithstanding anything contained herein to the contrary, without Lender’s prior written consent, Borrower shall not be permitted to prepay the Term Loan, in whole or part, prior to the third anniversary of the First Amendment Effective Date.

9. Amendment to Exhibits. Exhibit B attached to the Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit B attached hereto. A new Exhibit C in the form attached hereto is hereby attached to the Agreement.

10. Consent. Borrower has advised Lender that SIFCO desires to acquire certain assets of GEL Industries, Inc. (DBA Quality Aluminum Forge) pursuant to the terms of the Purchase Documents (as hereinafter defined) (the “Transaction”). The Transaction is currently prohibited by Section 7.1 (Mergers, Consolidation, Acquisition and Sale of Assets) of the Agreement. Borrower has requested that Lender consent to the Transaction and to waive certain restrictions contained in the Agreement in connection therewith. Subject to the terms and conditions of this Amendment, Lender hereby consents to the Transaction and waives the restrictions contained in Section 7.1 of the Agreement. Borrower hereby accepts such consent and waiver subject to the terms and conditions of this Amendment. The consent and waiver contained herein is a one-time consent and waiver related specifically to the Transaction and shall not constitute a course of conduct or imply a future waiver of any provision of the Agreement or the other Loan Documents. Nothing contained in this Amendment shall in any way constitute or be construed as a waiver by Lender or the Issuer of any of the rights and remedies available under the Agreement or the other Loan Documents, or applicable law, or be deemed to constitute or create a course of dealing between Borrower, the Loan Parties, Lender or Issuer that may obligate or restrict Lender or Issuer in any manner with respect to their future and current dealings with Borrower or the Loan Parties.

11. Post-Closing Condition. With seven (7) Business Days from the First Amendment Effective Date, Borrower shall enter into a Rate Management Agreement with Lender, in form and substance acceptable to Lender, with respect to the Term Loan (“SWAP”). In the event that Borrower: (a) does not enter into a SWAP or enters into a SWAP covering less than fifty percent (50%) of the Term Loan, then the Applicable LIBOR Rate Margin for the Term Loan shall be increased, retroactively to the First Amendment Effective Date, by an amount equal to 0.50% and (b) enters into a SWAP covering fifty percent (50%) or more, but less than one hundred percent (100%), of the Term Loan, then the Applicable LIBOR Rate Margin for the Term Loan shall be increased, retroactively to the First Amendment Effective Date, by an amount equal to 0.25%.

12. Expenses. Borrower shall reimburse Lender for all costs and expenses incurred in connection with this Amendment, including, without limitation, attorneys’ fees.

13. Conditions to Effectiveness. This Amendment shall be effective upon completion of the following (each of such documents and/or actions to be in form and substance acceptable to Lender in its sole discretion):

(a)	Execution and delivery of this Amendment by all parties hereto;

(b)	Execution and delivery by Borrower of an Amended and Restated Revolving Note;

(c)	Execution and delivery by Borrower of a Term Note;

(d)	Execution of a Subordination Agreement by each of the parties thereto;

(e)	Delivery of a Perfection Certificate by each of the New Borrowers;

(f)	Delivery of updated schedules to the Agreement;

(g)

Execution and delivery of certificates by the secretary or other authorized officer of each of the New Borrowers, and fully executed resolutions of each of the New Borrowers upon which Lender may conclusively rely until superseded by similar certificates delivered to

Lender, certifying that (1) all requisite action has been taken in connection with the transactions contemplated hereby and (2) the names, signatures, and authority of each of the New Borrowers’ authorized signers executing the Loan Documents to which it is a party;

(h)	Delivery of a good standing certificate for each of the New Borrowers dated not more than twenty (20) days prior to the First Amendment Effective Date, issued by the Secretary of State or other appropriate official of each of the New Borrowers’ respective jurisdiction of organization and each jurisdiction where the conduct of its business activities or the ownership of its properties necessitates qualification;

(i)	Delivery of a copy of the articles of organization, operating agreement and other such similar documents, all certified as true and correct by an authorized officer of each of the New Borrowers;

(j)	Filing such Uniform Commercial Code Financing Statements, naming each of the New Borrowers as debtor, as Lender may require in order to give record notice of its security interest in the items listed as Collateral;

(k)	Delivery of resolutions of each of the Existing Borrowers approving this Amendment accompanied by a certificate of the authorized officers of each of the Existing Borrowers;

(l)	Lender shall have received the executed legal opinion of Benesch Friedlander, in form and substance satisfactory to the Lender, which shall cover such matters incident to the transactions contemplated by this Amendment, and the other Loan Documents as Lender may reasonably require;

(m)	Lender shall have reviewed and shall be satisfied with the asset purchase agreement and the other documents executed in connection with the acquisition of substantially all of the assets of GEL Industries, Inc. (DBA Quality Aluminum Forge), including, without limitation, any environmental assessments received in connection therewith and executed leases entered into in connection therewith (the “Purchase Documents”);

(n)	Payment by Borrower of any and all costs, fees and expenses of Lender (including attorney fees) in connection with this Amendment; and

(o)	Such other agreements and documents related hereto as Lender may require.

14.	Representations and Warranties. Borrower represents and warrants to Lender:

(a)	The execution, delivery and performance by Borrower of this Amendment and the transactions contemplated herein (i) are and will be within the powers of Borrower, (ii) have been authorized by all necessary actions of Borrower, (iii) are not and will not be in contravention of any order of any court or other agency of government, or of any law to which Borrower or any property of Borrower is bound, and (iv) are not and will not be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under the articles of organization, operating agreement, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any property of Borrower are bound;

(b)	This Amendment and any other agreements, instruments or documents executed and/or delivered in connection herewith, shall be valid, binding and enforceable against Borrower in accordance with their respective terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(c)	Each of the representations and warranties contained in, and each of the exhibits and/or schedules attached to, the Agreement, as amended hereby, and the Loan Documents are true, correct and complete in all material respects as of the date hereof;

(d)	No event or condition which has or is likely to have a Material Adverse Effect as to Borrower has occurred from the Closing Date to the date hereof;

(e)	No material threatened or pending litigation, or material contingent obligations, have occurred from the Closing Date to the date hereof; and

(f)	Upon the effectiveness of this Amendment, no Default or Event of Default is outstanding under the Agreement.

15. Purchase Documents. Borrower has delivered true, correct and complete copies of the Purchase Documents to Lender. The Purchase Documents and the transactions contemplated thereunder have been duly executed, delivered and performed by Borrower, and to Borrower’s knowledge, by the sellers thereunder, in accordance with their terms. All actions and proceedings, required by the Purchase Documents, applicable law or regulation to have been taken and the transactions required thereunder have been or will be duly and validly taken and consummated hereof by Borrower’s and to Borrower’s knowledge, by the sellers thereunder. As of the date hereof, no court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Documents and no governmental or other action or proceeding has been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Documents. The transactions contemplated by the Purchase Documents shall have been consummated in accordance with the respective terms thereof, without any amendment, waiver, modification or termination of any material provision thereof except as disclosed to Lender and in accordance with all applicable laws.

16. Joinder.

(a)	Each New Borrower hereby acknowledges, agrees and confirms that, by its execution of this Amendment, each New Borrower will be deemed to be a “Borrower” for all applicable purposes of the Agreement and shall have all of the obligations and benefits of a Borrower thereunder as if it had executed the Agreement. Each New Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement, including without limitation, (a) granting a security interest in the Collateral pursuant to Article 4 of the Agreement and all of the representations, warranties and covenants related thereto (as supplemented below), (b) all of the representations and warranties of the Borrower set forth in Article 5 of the Agreement (as supplemented below), and (c) all of the covenants set forth in Articles 6 and 7 of the Agreement.

(b)	Each New Borrower acknowledges and confirms that it has received a copy of the Agreement and the schedules and exhibits thereto and the Loan Documents and the schedules and exhibits thereto.

(c)	The parties hereto confirm and agree that immediately upon the New Borrowers becoming Borrowers, the term “Obligations” as used in the Agreement shall include all obligations of the New Borrowers under the Agreement and under each of the Loan Documents.

(d)	Each New Borrower agrees that at any time and from time to time it will execute and deliver such further documents and do such further acts as Lender may reasonably request in writing in accordance with the terms and conditions of the Agreement in order to affect the purposes of this Amendment.

17. Confirmation of Security Interests. Borrower confirms and agrees that all prior security interests and liens granted to Lender in all existing and future assets of Borrower remain unimpaired and in full force and effect and shall continue to cover and secure all Obligations. Borrower further confirms and represents that all of the collateral of Borrower remains free and clear of all liens other than those in favor of Lender or as otherwise permitted in the Agreement. Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of Lender’s security interest in and liens upon the collateral of Borrower.

18. Release. BORROWER HEREBY RELEASES, WAIVES AND FOREVER RELINQUISHES ALL CLAIMS, DEMANDS, OBLIGATIONS, LIABILITIES AND CAUSES OF ACTION OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY SO-CALLED “LENDER LIABILITY” CLAIMS OR DEFENSES WHICH IT HAS, MAY HAVE, OR MIGHT ASSERT NOW OR IN THE FUTURE AGAINST LENDER AND/OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, SUCCESSORS, AND ASSIGNS (INDIVIDUALLY, A “RELEASEE” AND COLLECTIVELY, THE “RELEASEES”), DIRECTLY OR INDIRECTLY, ARISING OUT OF, BASED UPON, OR IN ANY MANNER CONNECTED WITH (A) ANY TRANSACTION, EVENT, CIRCUMSTANCE, ACTION, FAILURE TO ACT, OR OCCURRENCE OF ANY SORT OR TYPE, WHETHER KNOWN OR UNKNOWN, WHICH OCCURRED, EXISTED, OR WAS TAKEN OR PERMITTED PRIOR TO THE EXECUTION OF THIS AMENDMENT WITH RESPECT TO THE OBLIGATIONS, THE AGREEMENT, THE LOAN DOCUMENTS, OR THE ADMINISTRATION THEREOF, (B) ANY DISCUSSIONS, COMMITMENTS, NEGOTIATIONS, CONVERSATIONS, OR COMMUNICATIONS WITH RESPECT TO THE OBLIGATIONS OR (C) ANY THING OR MATTER RELATED TO ANY OF THE FOREGOING PRIOR TO THE EXECUTION OF THIS AMENDMENT. THE INCLUSION OF THIS PARAGRAPH IN THIS AMENDMENT AND THE EXECUTION OF THIS AMENDMENT BY LENDER DOES NOT CONSTITUTE AN ACKNOWLEDGMENT OR ADMISSION BY LENDER OF LIABILITY FOR ANY MATTER, OR A PRECEDENT UPON WHICH ANY LIABILITY MAY BE ASSERTED.

19. Non-Waiver. This Amendment does not obligate Lender to agree to any other extension or modification of the Agreement nor does it constitute a course of conduct or dealing on behalf of Lender or a waiver of any other rights or remedies of Lender. No omission or delay by Lender in exercising any right or power under the Agreement, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

20. Incorporation. This Amendment is incorporated by reference into, and made part of, the Agreement which, except as expressly modified herein, remains in full force and effect in accordance with its terms.

21. No Modification. No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

22. Headings. The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

23. Successors and Assigns. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio, excluding the provisions related to conflicts of laws.

25. Severability. The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

26. Counterparts, Facsimile and .pdf. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by facsimile or .pdf shall have the same force and effect as an original signature hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment is hereby executed on the date first written above.

BORROWER:

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SIFCO INDUSTRIES, INC.

By:	/s/ Frank Cappello
Name:	Frank Cappello
Title:	V. P. Finance & CFO

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SIFCO CUSTOM MACHINING COMPANY

By:	/s/ Frank Cappello
Name:	Frank Cappello
Title:	Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SIFCO TURBINE COMPONENTS SERVICES LLC

By:	/s/ Frank Cappello
Name:	Frank Cappello
Title:	Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

T & W FORGE, LLC (F/K/A TWF ACQUISITION LLC)

By:	/s/ Frank Cappello
Name:	Frank Cappello
Title:	Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SIFCO APPLIED SURFACE CONCEPTS, LLC

By:	/s/ Frank Cappello
Name:	Frank Cappello
Title:	Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

FORGE ACQUISITION, LLC

By:	/s/ Frank Cappello
Name:	Frank Cappello
Title:	Treasurer

LENDER:

FIFTH THIRD BANK

By:	/s/ Thomas J. Evans
Name:	Thomas J. Evans
Title:	Vice President

ISSUER:

FIFTH THIRD BANK

By:	/s/ Thomas J. Evans
Name:	Thomas J. Evans
Title:	Vice President